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Exhibit 10.7

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is made effective as of December 1, 2007 (the "Effective Date"), by and between BE Resources Inc., a Colorado corporation (the "Company") and David Q. Tognoni, an individual ("Employee").

R E C I T A L S

        WHEREAS, the Company wishes to retain the Employee to provide services as President and Chief Executive Officer of the Company, and the Employee wishes to be retained by the Company; and

        WHEREAS, the Company desires to employ Employee from the Effective Date, and Employee is willing to be employed by Company, on the terms and subject to the conditions set forth in this Agreement.

        NOW THEREFORE in consideration of the mutual covenants and promises of the parties, the Company and Employee covenant and agree as follows:

        1.    Employment; Duties.    During the Term of this Agreement, as defined in Section 3.1, Employee will be employed by the Company to serve as the Chief Executive Officer and President of the Company. Employee shall report to the Board of Directors of the Company (the "Board"), and have such general charge and control of the Company's business and affairs and shall have all powers and duties incident and customary to the offices of Chief Executive Officer and President and such other responsibilities and authority as the Board may assign from time to time.

        1.1     Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Company policies, procedures, practices and directions.

        1.2     Employee shall devote sufficient time and reasonable best efforts to successfully perform his duties and advance the Company's interests, including but not limited to participating in local civic engagements. During the Term (as herein defined in Section 3), it is understood that Employee may render services to third parties which would not materially conflict with Employee's obligations hereunder, and for which Employee may receive compensation. Should Employee be appointed or elected to serve as a director, officer or member of any professional, charitable and civic organizations, Employee agrees to inform the Board upon the Employee being appointed or elected to any such director, officer, or membership position. Nothing in this Section 1.3 shall prohibit Employee from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for Employee's own benefit, or the benefit of Employee's family, which do not create conflicts of interest with the Company.

        1.3     The parties agree that Employee shall perform his duties primarily at the Company's principal office located at 107 Hackney Circle, Elephant Butte, New Mexico or at other such location as approved by the Board. Employee agrees that any relocation approved by the Board will not be considered a modification of this Agreement and will not be subject to Section 8.2.

        2.    Salary, Benefits and Other Compensation.

        2.1    Base Salary.    As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 3, Company agrees to pay to Employee a "Base Salary," payable in equal monthly installments in accordance with the Company's regular payroll cycle. The Base Salary payable to Employee under this Section will be $120,000 per annum. Employee will be entitled to periodic performance reviews by the Board during the Term of this Agreement. The Board may elect to increase the Base Salary by such amounts as the Board deems appropriate.

        2.2    Bonus.    During the Term of this Agreement, Employee will be eligible to participate in all bonus and incentive plans established by the Board in accordance with the terms of those plans including, without limitation, all stock and equity incentive plans.

        2.3    Withholding of Taxes.    Employee understands that the services to be rendered by Employee under this Agreement will cause Employee to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended and applicable regulations thereunder (the "Code"), as compensation income subject to the withholding of income tax (and Social Security or other employment taxes). Employee hereby consents to the withholding of such taxes as are required by law.

        2.4    Vacation.    During the Term of this Agreement, Employee will be entitled to four (4) weeks paid vacation time per year. Employee agrees to use reasonable efforts in scheduling vacations so as to not unreasonably interfere with the business of the Company. In the event the Employee does not take all the vacation time to which he is entitled in any year, the Employee shall not be entitled to carry over such vacation entitlement to any subsequent year. In addition, the Employee shall be entitled to paid holidays for federally-recognized holiday celebrated in the United States.

        2.5    Expenses.    During the Term of this Agreement, the Company will promptly reimburse Employee for Employee's reasonable out-of-pocket expenses incurred in connection with Company business provided that Employee submits evidence of such expenses to the Company on a monthly basis in accordance with Company policy. Such reasonable out-of-pocket expenses shall be exclusive of expenses concerning office space used by the Employee and all overhead costs associated therewith as such expenses are paid by the Company pursuant to the Office Allowance discussed in this Section 2.5.

        In addition to the Employee's reasonable out-of-pocket expenses the Company shall provide a flat fee allowance of $7,500 per month (the "Office Allowance") which is intended to cover the cost of office space used by the Employee and all overhead costs associated therewith. Employee shall not be required to provide evidence of expenses concerning the Office Allowance and the Office Allowance shall be paid by the Company to the Employee regardless of the actual amount incurred by the Employee. Employee shall be responsible for all costs of office space and all overhead costs associated therewith to the extent such expenses exceed $7,500 in any given month.

        3.    Term of Employment.

                Term.    The term of employment of Employee by the Company will commence on the Effective Date and will extend through the period ending on December 31, 2008, unless earlier terminated pursuant to this Section 3 ("Initial Term"). Upon the expiration of the Initial Term, the Term of Employee's employment may be renewed with the consent of both parties. During any Renewal Term of employment, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with this Agreement.

        3.2    Termination Without Cause.    The Company may terminate Employee's employment for any reason at any time ("Termination without Cause") upon giving him thirty (30) days notice. The Company's non-renewal of this Agreement under Section 3.1 shall be considered a Termination Without Cause.

        3.3    Termination With Cause.    The Company may terminate Employee's employment immediately without notice at any time ("Termination with Cause") for the reasons set forth below:

  (i)
  Employee's dishonesty that relates to the discharge of his duties and responsibilities, fraud, or breach of Employee's fiduciary duty;

  (ii)
  Employee's material breach of this Agreement, including without limitation action that constitutes a breach of Section 5 of this Agreement, or Employee's failure to substantially comply with the directions of the Board, which is not cured within thirty (30) days after receipt of a written notice thereof given by the Company;

  (iii)
  Employee's repeated or gross negligence or intentional misconduct with respect to the performance of Employee's duties under this Agreement; or

  (iv)
  Employee being convicted of, or Employee's entering of a guilty plea or plea of no contest to, a felony or any other crime to which imprisonment is a possible punishment.

        3.4    Termination for Good Reason.    Employee may terminate his employment ("Termination for Good Reason") for one of the following reasons by providing thirty (30) days written notice to the Company:

  (i)
  a material reduction, without the consent of Employee, by the Company in Employee's Base Salary or overall benefit package then in effect;

  (ii)
  the Company materially breaches the terms of this Agreement;

  (iii)
  a material diminution, without Employee's consent, of Employee's job title, reporting relationship, job duties, responsibilities or requirements that are inconsistent with the position or positions listed in Section 1;

  (iv)
  the Company fails to obtain a written agreement from any successor of the Company to assume and perform this Agreement.

Paragraph 3.4 shall not apply if the Company remedies the action within thirty (30) days of receipt of notice thereof given by Employee.

        3.5    Resignation.    Employee may terminate his employment under this Agreement for any reason ("Resignation") by providing written notice thirty (30) days in advance of such termination to the Company. Employee's non-renewal of this Agreement under Section 3.1 shall be considered a Resignation.

        3.6    Survivability.    Sections 4 (Compensation and Benefits Upon Termination), Sections 5 (Confidential Information, Company Property and Competitive Business Activities), 6 (Intellectual Property Ownership) and 7 (Release), and 8 (Miscellaneous) shall survive the termination of Employee's employment and/or the termination of this Agreement regardless of the reasons for such termination.

        4.    Compensation and Benefits Upon Termination.

        4.1     If Employee's employment or this Agreement is terminated for any reason other than Termination without Cause by the Company pursuant to Section 3.2 or Termination for Good Reason by Employee pursuant to Section 3.4, the Company's obligation to compensate Employee ceases on the effective date of such termination ("Termination Date"), except as to amounts due at such time for accrued Base Salary, earned incentive bonus (if any), or other accrued or vested benefits, including, without limitation, any accrued but unused vacation time payable under Company policy. Base Salary and any accrued but unused vacation shall be paid within thirty (30) days of the Termination Date. All other payments shall be made as quickly as possible in accordance with the terms of the applicable plans.

        4.2     If Employee's employment under this Agreement is terminated under Section 3.2 (Termination without Cause) or Section 3.4 (Termination for Good Reason) then the Company's sole obligation shall be to pay Employee: (i) amounts due at the Termination Date for accrued Base Salary, or vested benefits, including, without limitation, any accrued but unused vacation time payable under Company policy and (ii) an amount equal to twelve times Employee's then current monthly Base Salary (less applicable withholdings) ("Post-Termination Payments"). Provided, however, that the Company's obligation to provide the payments under this Section 4.2 is conditioned upon Employee's execution of an enforceable release of all claims related to his employment ("Release") and his compliance with Sections 5 and 6 of this Agreement. Post-Termination Payments shall be payable in equal monthly installments, with payment(s) beginning after the effective date of the Release. If Employee chooses not to execute such a Release or fails to comply with Sections 5 and 6, then the Company's obligation to compensate him ceases on the Termination Date except as to amounts due at that time.

        4.3     Employee is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which Employee participates with the following exception. The terms and conditions afforded Employee under this Agreement are in lieu of any severance benefits to which Employee otherwise might be entitled pursuant to a severance plan, policy or practice. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) pension benefits, or group health continuation rights, if any, to which he may be entitled under employee benefit plans in which Employee participates.

        5.    Confidentiality Information, Company Property and Noncompetition.    Employee acknowledges that: (i) by virtue of Employee's senior management and key leadership position with the Company, Employee will have access to Trade Secrets and Confidential Information, as defined below; (ii) the Company is a mineral exploration company engaged in the exploration and evaluation of beryllium mineral exploration properties in the State of New Mexico (the "Company Business"); and (iii) the provisions set forth in this Confidential Information, Company Property and Competitive Business Activities Section are reasonably necessary to protect the Company's legitimate business interests, are reasonable as to time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable Employee to understand the scope of the restrictions imposed upon him.

        5.1    Trade Secrets and Confidential Information.    Employee acknowledges that: (i) the Company will disclose to Employee certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information are the sole and exclusive property of the Company (or a third party providing such information to the Company) and the Company or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right; and (iii) the disclosure of Trade Secrets and Confidential Information to Employee does not confer upon Employee any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

          5.1.1    Employee may use the Trade Secrets and Confidential Information only in accordance with applicable Company policies and procedures and solely for the Company's benefit while Employee is employed or otherwise retained by the Company. Except as authorized in the performance of services for the Company, Employee will hold in confidence and not directly or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer Trade Secrets or Confidential Information or any portion thereof. Upon the Company's request, Employee shall return Trade Secrets and Confidential Information and all related materials.

          5.1.2    If Employee is required to disclose Trade Secrets or Confidential Information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against claims, Employee shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company's request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, other government process or claims.

          5.1.3    Employee's obligations with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.

          5.1.4    Employee's obligations with regard to Confidential Information shall remain in effect while he is employed or otherwise retained by the Company and for five (5) years thereafter.

          5.1.5    As used in this Agreement, "Trade Secrets" means information of the Company and its licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which: (i) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development or reverse engineering by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          5.1.6    As used in this Agreement, "Confidential Information" means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement; provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Employee.

        5.2    Company Property.    Upon the termination of his employment under this Agreement, Employee shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in Employee's possession, custody or control; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company client, or Company business or business methods, including all copies thereof) which is in Employee's possession, custody or control; (iii) take reasonable steps to bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Company in winding up Employee's work and transferring that work to other individuals designated by the Company. Provided, however, that the Company shall provide Employee with reasonable compensation for Employee's time in providing assistance under Section 5.2 (iii) or (iv) after Employee's Termination Date, if Employee is not otherwise receiving Post-Termination Payments.

        5.3    Competitive Business Activities.

          5.3.1    Noncompetition.    Employee agrees that for a period of time (the "Noncompetition Period") commencing on the Effective Date of this Agreement and ending on the date occurring one (1) year after Employee's Termination Date (irrespective of the circumstances of such termination), Employee will not engage in the following activities within the Protected Area (as defined in Section 5.3.4):

    (a)
    on Employee's own or another's behalf, whether as an officer, director, stockholder, member, partner, associate, owner, employee, agent, consultant, broker, intermediary, or otherwise, directly or indirectly:

              (i)    compete with the Company in the Company's Business;

              (ii)   solicit or do business which is the same, substantially similar to or otherwise in competition with the Company's Business, from or with persons or entities: (a) who are customers of the Company; (b) who Employee or someone for whom he was responsible solicited, negotiated, contracted, serviced or had contact with on the Company's behalf; (c) who were customers of the Company at any time during the last two (2) years of Employee's employment with the Company; or (d) to whom the Company had made proposals to do business at any time during the last two (2) years of Employee's employment with the Company; or

    (b)
    be employed (or otherwise engaged) in (i) a management capacity, (ii) other capacity providing the same or substantially similar services which Employee provided to the Company, or (iii) any capacity connected with competitive business activities, by any person or entity that engages in the same, similar or otherwise competitive business as the Company's Business;

    (c)
    directly or indirectly make any negative or disparaging oral or written statements about the company or any of its officers, directors and employees, or otherwise engage in any conduct that could reasonably be expected to adversely affect the reputation or business of the Company or any of its officers, directors and employees.

          5.3.2    Nonsolicitation.    Employee agrees that for a period of time (the "Nonsolicitation Period") commencing on the Effective Date of this Agreement and ending on the date occurring one (1) year after Employee's Termination Date (irrespective of the circumstances of such termination), Employee will not, within the Protected Area, offer employment to or otherwise solicit for employment any employee or other person who had been employed by the Company during the last year of Employee's employment with the Company.

          5.3.3    Notwithstanding the foregoing, Employee's ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 5.3.1.

          5.3.4    Protected Area.    Employee acknowledges that the Company is currently performing mineral exploration activities in the state of New Mexico and that it is reasonable to limit Employee's activities during the Noncompetition Period and the Nonsolicitation Period to the state of New Mexico. Employee also acknowledges that due to the nature of the Company's Business, any geographic limitations on the scope of his noncompetition and nonsolicitation obligations under this Agreement that would be narrower in scope than the entire state of New Mexico would not adequately protect the Company.

          5.3.5    Employee acknowledges that this Section 5.3 is reasonable in terms of its scope and duration, and necessary for the Company to protect its investments and legitimate interests.

        5.4    Remedies.    Employee acknowledges that Employee's failure to abide by the Confidentiality Information, Company Property and Noncompetition provisions of this Agreement would cause irreparable harm to the Company for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company may be entitled by virtue of Employee 's failure to abide by this Section 5: (i) the Company will be released of its obligations under this Agreement to make any Post Termination Payments, including but not limited to those otherwise available pursuant to Section 4.2(ii); (ii) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Employee's actual or threatened failure to abide by this Section 5; (iii) Employee will return all Post-Termination Payments received pursuant to Section 4.2(ii); (iv) Employee will indemnify the Company for all expenses including reasonable attorneys' fees in seeking to enforce these provisions; and (v) if, as a result of Employee's failure to abide by the this Section 5, any commission or fee becomes payable to Employee or to any person, corporation or other entity with which Employee has become employed or otherwise associated, Employee shall pay the Company or cause the person, corporation or other entity with whom he has become employed or otherwise associated to pay the Company an amount equal to such commission or fee. In the event that the Company exercises its right to discontinue Post-Termination Payments under this provision and/or Employee returns all Post Termination-Payments received pursuant to this Agreement, Employee shall remain obligated to abide by Section 5 of this Agreement.

        5.5    Tolling.    The period during which Employee must refrain from the activities set forth in Sections 5.2 and 5.3 shall be tolled during any period in which he fails to abide by these provisions.

        5.6    Other Agreements.    Nothing in this Agreement shall terminate, revoke or diminish Employee's obligations or the Company's rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition and intellectual property which Employee has executed in the past or may execute in the future or contemporaneously with this Agreement.

        6.    Intellectual Property Ownership.

        6.1    Works of Authorship.    Employee agrees that all works of authorship, including, but not limited to, computer programs, code, databases, icons, design plans, flow charts, designs, notes, drawings, marketing plans, product plans, writings and all other works subject to copyright protection in any jurisdiction, created by Employee (solely or in concert with others) that:

    (i)
    relate specifically to his employment with the Company or the business activities of the Company;

    (ii)
    result specifically from any work that he may perform for the Company; or

    (iii)
    result from the use of the time, materials, information, equipment, or facilities of the Company, even if created during other than working hours with the Company (all the foregoing in this Section 6.1, collectively, "Works of Authorship,

Shall, to the extent of Employee's interest therein, be WORKS MADE FOR HIRE, and all of Employee's right, title, and interest in and to all such Works of Authorship, including, but not limited to, all Intellectual Property Rights, shall vest and reside in, and be the exclusive property of, the Company, as applicable. Provided, however, that the foregoing shall not apply to any ideas of Employee having general application outside of the Company's Business and that do not relate specifically to the Company Business nor shall it apply to purely personal use of the Company's lap top for activities wholly unrelated to Company business.

        6.1.1    To the extent that, by operation of law or otherwise, any right, title, or interest in or to the Works of Authorship, including, but not limited to, any Intellectual Property Rights, does not vest exclusively in the Company, as applicable, Employee hereby irrevocably and unconditionally assigns to Company, as applicable, and forever waives, all such right, title and interest. At all times during, and after termination of, Employee's employment with the Company, Employee will assist in the preparation of and sign all documents that the Company reasonably considers necessary to vest in the Company all right, title, and interest in and to the Works of Authorship, including, but not limited to, all Intellectual Property Rights. Further, at all times during, and after termination of, Employee's employment with the Company, Employee will use reasonable efforts to assist the Company in obtaining, maintaining and/or enforcing the Company's right, title, and interest in and to such Works of Authorship, and such assistance shall include, but is not limited to, activities involving:

    (i)
    preparation and prosecution of copyright registration applications for Works of Authorship, both domestic and foreign;

    (ii)
    enforcement of any copyrights and registrations associated therewith arising out of the Works of Authorship (collectively, "Copyrights"), including, but not limited to, assistance as reasonably deemed necessary by the Company in any legal actions involving infringement or misappropriation of the Copyrights; and

    (iii)
    preparation of descriptions, sketches, drawings and other documents relating to Works of Authorship.

Any assistance that Employee provides pursuant to this Section 6.1 after termination of his employment with the Company shall be rendered at the Company's expense, including a reasonable payment for the time involved.

        6.2     Employee has attached hereto, as Exhibit A, a list describing with particularity all discoveries, original works of authorship, and trade secrets, and all developments and improvements thereof, conceived, reduced to practice, created or otherwise made or owned by Employee, whether alone or jointly with others, prior to the commencement of his Employee's employment with Company and that relate in any way to the Company's current or proposed business or products or any research or development in connection therewith and are not assigned to Company hereunder (collectively, along with any portion or component thereof, "Prior Works of Authorship"). If no such list is attached hereto, Employee hereby represents and warrants that there are no such Prior Works of Authorship. If, in the course of Employee's employment with Company, he incorporates into a Company publication, product, process, machine, or service any Prior Works of Authorship owned by Employee or in which Employee has any right, title, or interest, Employee hereby grants Company a non-exclusive, royalty-free, fully-paid-up, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, copy, modify, prepare derivative works of, use, sell, offer to sell, import, provide, and distribute, whether by Company or any third party on Company's behalf, such Prior Work of Authorship or Invention as part of or in connection with such publication, product, process, machine or service.

        7.    Release.    Employee acknowledges that: (i) as a part of Employee's services, Employee may provide his image, likeness, voice, or other characteristics; and (ii) the Company may use Employee's image, likeness, voice, or other characteristics in its products and services. Employee consents to the use of such characteristics and expressly releases the Company and its agents, executives, licensees and assigns from and against any and all claims which Employee has or may have for invasion of privacy, right of privacy, defamation, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

        8.    Miscellaneous.

        8.1    Waiver; Assignment.    The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement. Employee may not assign Employee's rights and obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason or for no reason. The Company may not assign its rights and obligations under this Agreement without the prior written consent of Employee, which consent may not be unreasonably withheld, except that the Company may assign this Agreement, without Employee's consent, to a successor in interest upon a transaction of sale of all, or substantially all, of the assets or of the stock of the Company.

        8.2    Entire Agreement; Modification.    This Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from the Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

        8.3    Notice.    All notices and other communications under this Agreement must be in writing and must be given by personal delivery, telecopier or telegram, or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered, three (3) days after mailing, if mailed, or 24 hours after transmission, if delivered by telecopier or telegram, to the Company at the Company's principal office address as registered with the Colorado Secretary of State with a copy to the registered agent as registered with the Colorado

Secretary of State and a copy to a director other than David Tognoni at the address for such director as maintained in the corporate records and if to the Employee as follows:

    David Q. Tognoni
    107 Hackney Circle
    Elephant Butte, NM 87935

        Any party may change such party's address for notices by notice duly given pursuant to this Section.

        8.4    No Conflict.    Employee represents and warrants that Employee is not subject to any agreement, order, judgment or decree of any kind that would prevent Employee from entering into this Agreement or performing fully Employee's obligations hereunder.

        8.5    Headings.    The Section headings of this Agreement are intended for convenience only and may not by themselves determine the construction or interpretation of this Agreement.

        8.6    Governing Law and Forum.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado. Except for actions seeking equitable relief in the form of an injunction, any disputes arising from the interpretation or enforcement of this Agreement shall be submitted to binding arbitration in the City and County of Denver, State of Colorado pursuant to the rules of the Colorado Uniform Arbitration Act. Not less than 30 days before any such arbitration may be commenced, the party desiring arbitration shall give notice to the other party and the parties shall endeavor to mediate the dispute with an impartial mediator. If the mediation is not successful within that 30 day period, a single arbitrator shall be mutually selected by the Company and Employee, provided that the arbitrator shall be an attorney licensed to practice law in the State of Colorado for a period not less than 15 years. In the event that the Company and Employee cannot agree on the choice of an arbitrator, one shall be appointed by the District Court in the City and County of Denver. The arbitrator shall base his or her decision on applicable law and judicial precedent and judgment on the award may be entered in a court of competent jurisdiction for enforcement.

        Any suits of an equitable nature relating to, arising out of or in connection with this Agreement shall be submitted to the in personam jurisdiction of the courts of the State of Colorado and venue for all such suits, proceedings and other actions shall be in the City and County of Denver, Colorado. The Employee hereby waives any claim against or objection to in personam jurisdiction and venue in the courts of the City and County of Denver, Colorado.

        8.7    Successors and Assigns.    This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by the Company or by Employee.

        8.8    Counterparts.    This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

        8.9    Withholdings.    All sums payable to Employee under this Agreement will be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

        8.10    Severability.    In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. Without limiting the generality of the foregoing, in the event that any provision of Section 5 relating to time period, scope of activities restricted and/or geographic areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or areas(s) such court deems enforceable, said time period, scope and/or area(s) of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area for which such are enforceable.

        8.11    Opportunity to Consult Counsel.    The parties hereto represent and agree that prior to executing this Agreement, each has had the opportunity to review this Agreement to consider its terms and consult with independent counsel.

        8.12    Section 409A Savings Clause.    To the extent any of the payments or benefits required under this Agreement are, or in the opinion of counsel to the Company or Employee, could be interpreted in the future to create, a nonqualified deferred compensation plan that does not meet the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code ("Code") of 1986, as amended, and all regulations, guidance, or other interpretative authority thereunder (the "Section 409A Requirements"), the Company and Employee hereby agree to execute any and all amendments to this Agreement or otherwise reform this Agreement as deemed necessary by either of such counsel, and prepared by counsel to the Company, to either cause such payments or benefits not to be a nonqualified deferred compensation plan or to meet the Section 409A Requirements. In amending or reforming this Agreement for Code Section 409A purposes, the Company shall maintain, to the maximum extent practicable, the original intent and economic benefit of this Agreement without subjecting the Employee to additional tax or interest; provided further, however, the Company shall not be obligated to pay any additional material amount to Employee as a result of such amendment.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BE RESOURCES, INC., a Colorado corporation

By:	/s/ ED GODIN
Name:	Ed Godin
Title:	Director
Date:	/ /

EMPLOYEE

By:	/s/ DAVID Q. TOGNONI David Q. Tognoni
Date:	/ /

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  Exhibit 10.7
EMPLOYMENT AGREEMENT
R E C I T A L S